Exhibit (a)(1)(G)

PRESS RELEASE

PAMT CORP Increases Minimum Purchase Price in its

Self Tender Offer to Purchase up to 435,000 Shares of its Common Stock

Tontitown, Arkansas, April 11, 2025 ….. PAMT CORP (NASDAQ: PAMT) (the “Company”) today announced that it has increased the minimum purchase price in its modified “Dutch auction” tender offer (the “Offer”) to purchase up to 435,000 shares of its common stock, par value $0.01 per share (the “common stock”). The Company is offering to purchase its common stock at a price per share not less than $14.50 and not greater than $17.00. Tendering stockholders may continue to use the Letter of Transmittal which was previously circulated. While that Letter of Transmittal indicates that PAMT is offering to pay $14.00 to $17.00 per share, stockholders using that Letter of Transmittal will nevertheless be subject to the increased minimum of $14.50 per share. Any shares tendered at a price below $14.50 per share will be deemed to have been tendered at $14.50 per share.

Except as set forth herein, the complete terms and conditions of the tender offer remain the same as set forth in the Offer to Purchase dated April 3, 2025, and the related Letter of Transmittal.

The Offer will expire at 5:00 p.m., Eastern Time, on May 1, 2025, unless extended or withdrawn, and shares properly tendered will remain tendered unless withdrawn by the tendering stockholder on or before the expiration of the Offer.

The Company has retained Computershare Trust Company, N.A., together with its parent company, Computershare, Inc., as the depositary for the tender offer and Georgeson LLC as the information agent. Questions regarding the tender offer should be directed to the information agent at (877) 354-2732 (toll free).

PAMT CORP is a holding company that owns subsidiaries engaged in providing truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, under agreements with Mexican carriers.

Certain Information Regarding the Tender Offer

The information in this press release describing the Company’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company has distributed to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Stockholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents, as they may be amended or supplemented, that the Company has filed or is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the tender offer, toll free at (877) 354-2732. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Stockholders and investors who have questions or need assistance may call Georgeson LLC, the information agent for the tender offer, toll free at (877) 354-2732.

Note Regarding Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to the expiration of the tender offer, the Company’s payment for the shares tendered in the offer, the terms and conditions of the tender offer, and other expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; general inflation, recessionary economic cycles and downturns in customers’ business cycles; a significant reduction in or termination of the Company’s trucking service by a key customer, including as a result of recent or future labor or international trade disruptions; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; potential economic, business or operational disruptions or uncertainties that may result from any future public health crises; the resale value of the Company’s used equipment; the price and availability of new equipment consistent with anticipated acquisitions and replacement plans; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the Company’s ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, rules regarding the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in Company filings might not transpire.